____________ ________________ ___________________ ______________ _________________	EXHIBIT 10.13

December 5, 2003	[GRAPHIC]

Thomas L. Feldman

13246 Via Ranchero Court

Saratoga CA 95070

Dear Tom:

CoTherix, Inc. (the “Company”) is pleased to offer you employment on the following terms:

1. Position. Your initial title will be Chief Commercial Officer, and you will initially report to the Company’s Chief Executive Officer. This is a full-time position. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2. Cash Compensation. The Company will pay you a starting salary at the rate of $240,000.00 per year, payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. You will also receive a sign on bonus of $30,000.00. In addition, you will be eligible to be considered for an incentive bonus for each fiscal year of the Company. The bonus (if any) will be awarded based on objective or subjective criteria established by the Company’s Chief Executive Officer and approved by the Company’s Board of Directors. Your target bonus will be equal to 35% of your annual base salary. Any bonus for the fiscal year in which your employment begins will be prorated, based on the number of days you are employed by the Company during that fiscal year. The bonus for a fiscal year will be paid after the Company’s books for that year have been closed and will be paid only if you are employed by the Company at the time of payment. The determinations of the Company’s Board of Directors with respect to your bonus will be final and binding.

3. Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.

Thomas L. Fedlman

December 3, 2003

4. Stock Options. Subject to the approval of the Company’s Board of Directors of its Compensation Committee, you will be granted an option to purchase 367,526 shares of the Company’s Common Stock. This number gives effect to a 1 for 3 reverse stock split which as been approved by the CoTherix Board of Directors. The exercise price per share will be equal to the fair market value per share on the date the option is granted or on your first day of employment, whichever is later. The option will be subject to the terms and conditions applicable to options granted under the Company’s 2000 Stock Plan (the “Plan”), as described in the Plan and the applicable Stock Option Agreement. The option will be immediately exercisable but the unvested portion of the purchase shares will be subject to repurchase by the Company at the exercise price in the event that your service terminates for any reason before you vest in the shares. You will vest in 25% of the option shares after 12 months of continuous service and the balance will vest in equal monthly installments over the next 36 months of continuous service, as described in the applicable Stock Option Agreement.

If the Company is subject to a Change in Control before your service with the Company terminates and you are subject to an Involuntary Termination within 12 months after that Change in Control, then the vested percentage of your option shares will be determined by adding another 12 months to the actual period of service that you have completed with the Company.

5. Severance Pay. If the Company terminated your employment for any reason other than Cause or Permanent Disability, then the Company will continue to pay your base salary for a period of six months following the termination of your employment. Your base salary will be paid at the rate in effect at the time of the termination of your employment and in accordance with the Company’s standard payroll procedures. [If you elect to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following the termination of your employment, then the Company will pay the same portion of your monthly premium under COBRA as it pays for active employees until the earliest of (a) the close of the six month period following the termination of your employment, (b) the expiration of your continuation coverage under COBRA or (c) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.

“Permanent Disability” means that you are unable to perform the essential functions of your position, with or without reasonable accommodation, for a period of at least 120 consecutive days because of a physical or mental impairment.

6. Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

7. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that

Thomas L. Fedlman

December 3, 2003

either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

8. Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the prior written consent of the Company. While you render services to the Company, you also will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

9. Withholding Taxes. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

10. Entire Agreement. This letter agreement supersedes and replaces any prior agreements, representations or understandings, whether written, oral or implied, between you and the Company.

11. Arbitration. You and the Company agree to waive any rights to a trial before a judge or jury and agree to arbitrate before a neutral arbitrator any and all claims or disputes arising out of this letter agreement and any and all claims arising from or relating to your employment with the Company, including (but not limited to ) claims against any current or former employee, director or agent of the Company, claims of wrongful termination, retaliation, discrimination, harassment, breach of contract, breach of the covenant of good faith and fair dealing, defamation, invasion of privacy, fraud, misrepresentation, constructive discharge or failure to provide a leave of absence, or claims regarding commissions, stock options or bonuses, infliction or emotional distress or unfair business practices.

The arbitrator’s decision must be written and must include the findings of fact and law that support the decision. The arbitrator’s decision will be final and binding on both parties, except to the extent applicable law allows for judicial review of arbitration awards. The arbitrator may award any remedies that would otherwise be available to the parties if they were to bring the dispute in court. The arbitration will be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association; provided, however that the arbitrator must allow the discovery authorized by the California Arbitration Act or the discovery that the arbitrator deems necessary for the parties to vindicate their respective claims or defenses. The arbitration will take place in San Mateo County or, at your option, the country in which you primarily worked with the Company at the time when the arbitrable dispute or claim first arose.

Thomas L. Fediman

December 3, 2003

You and the Company will share the cost of arbitration equally, except that the Company will bear the cost of the arbitrator’s fee and any other type of expense or cost that you would not be required to bear if you were to bring the dispute or claim in court. Both the Company and you will be responsible for their own attorneys’ fees, and the arbitrator may not award attorneys’ fees unless a statute or contract at issue specifically authorizes such an award.

The foregoing notwithstanding, this arbitration provision does not apply to (a) workers’ compensation or unemployment insurance claims or (b) claims concerning the ownership, validity, infringement, misappropriation, disclosure, misuse or enforceability of any confidential information, patent right, copyright, mask work, trademark or any other trade secret or intellectual property held or sought by either you or the Company (whether or not arising under the Proprietary Information and Inventions Agreement between you and the Company).

If an arbitrator or court of competent jurisdiction (the “Neutral”) determines that any provision of this arbitration provision is illegal or unenforceable, then the Neutral shall modify or replace the language of this arbitration provision with a valid and enforceable provision, but only to the minimum extent necessary to render this arbitration provision legal and enforceable.

* * * * *

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me. This offer, is not accepted, will expire at the close of the business on December 16, 2003. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. Your employment is also contingent upon your starting work with the Company on or before January 6, 2004.

If you have any questions, please call me at 650-486-2106.

Very truly yours,

COTHERIX, INC.

By:	/s/ W. Scott Harkonen

Title:	Chief Executive Officer

Thomas L. Fediman

December 3, 2003

I have read and accept this employment offer:

/s/ Tom Feldman

Signature of [Name]
Dated: 12/11/03

Attachment

Exhibit A: Proprietary Information and Inventions Agreement